Exhibit 10.1
August 14, 2007
Mr. David R. Bethune
574 Smith Road
Frederickburg, TX 78624
     Re: Executive Chairman
Dear Mr. Bethune:
     We are pleased to extend an employment offer to you on behalf of Zila, Inc. (the “Company”) on the following terms:
     1. Title. Your title will be Executive Chairman.
     2. Start Date. Your employment with the Company will begin as of August 1, 2007.
     3. Reporting Structure. You will report to the Board of Directors of the Company.
     4. Responsibilities. Your responsibilities will be consistent with the Executive Chairman position.
     5. Base Salary. Your initial base salary will be paid at the rate of two hundred fifty-five thousand dollars ($255,000.00) per year, less applicable withholdings as may be required by law, in accordance with the Company’s regular payroll practices (currently bi-weekly).
     6. Stock Options. Subject to the approval of the Company’s Board of Directors, you will receive the following stock option grants to purchase the Company’s common stock under the Zila, Inc. 1997 Stock Option Award Plan, as amended and restated on September 30, 2004 (the “Stock Option Plan”), or such amended or restated stock option plan as may then be in effect: A total of 75,000 options vesting in four equal quarterly installments (i.e., 18,750 options shall vest on each of November 1, 2007, February 1, 2008, May 1, 2008 and August 1, 2008). You will also be eligible for additional stock option grants based on individual performance and/or as may be commensurate with grants to other executive-level employees. All stock option grants shall be priced as of the date of grant and shall be governed in all respects by the Stock Option Plan or such amended or restated stock option plan as may then be in effect.
     7. Restricted Stock. Subject to the approval of the Company’s Board of Directors, you will be granted 100,000 shares of restricted stock. The restrictions on the shares will be

Mr. David R. Bethune
August 14, 2007

removed in equal amounts on each of November 1, 2007, February 1, 2008, May 1, 2008 and August 1, 2008, respectively.
     8. Special Grant of Stock Options. As a reward for your service as Chairman of the Board of Directors of the Company, and subject to the approval of the Company’s Board of Directors, you will receive a one-time grant of 75,000 options to purchase the Company’s common stock, all of which shall be vested on the date of the grant. The stock options granted under this item shall be priced at the closing price of the Company’s common stock as of the grant date and shall be governed in all respects by the Stock Option Plan or such amended or restated stock option plan as may then be in effect.
     9. Term. The term of this Agreement shall end on the earlier of your departure from the Zila Board of Directors or July 31, 2008. If your employment is involuntarily terminated prior to July 31, 2008, (1) the unpaid balance of your base salary will be paid immediately; (ii) all stock options granted prior to termination of your employment shall be deemed immediately vested and exercisable according to their terms; and (ii) all restrictions applicable to any restricted stock awarded prior to such termination shall be deemed immediately lifted.
     10. Cooperation in Dispute Resolution. During your employment and thereafter (including following termination of your employment for any reason), you will make yourself reasonably available to consult with the Company or any of its affiliated companies with regard to any potential or actual dispute the Company or any of its affiliated companies may have with any third party concerning matters about which you have personal knowledge, and to testify about any such matter should such testimony be required, so long as doing so does not unreasonably interfere with your then-current professional activities.
     11. Applicable Law. You hereby consent to application of Arizona law to this Agreement without regard to choice-of-law or conflict-of-law rules.
     12. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.
     13. Other Agreements. Like all Company employees, you may in the future be required, in the Company’s reasonable discretion, to execute agreements relating to other Company policies or substantive matters.

Mr. David R. Bethune
August 14, 2007

     This offer is made pursuant to the authority unanimously approved by the Board of Directors of the Company at a meeting duly convened for that purpose. If you wish to accept this offer, please sign where indicated below and return this Agreement.

Sincerely,

Zila, Inc.

By:	/s/ Gary V. Klinefelter Gary V. Klinefelter, Secretary
Statement of Acceptance:
     I have read the foregoing and agree to accept employment with the Company on the terms stated in this Agreement.

Dated: August 16, 2007	/s/ David R. Bethune David R. Bethune